Exhibit 99(g)(2)

SCHEDULE II

TO THE CUSTODY AGREEMENT, dated as of December 17, 2015 between VIRTUS ETF TRUST II (the “Trust”) and The Bank of New York Mellon (“Custodian”). AS REVISED NOVEMBER 2, 2020.

SERIES

Virtus Newfleet Dynamic Credit ETF

Virtus Seix Senior Loan ETF

Virtus Terranova U.S. Quality Momentum ETF

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written. As of November 2, 2020.

VIRTUS ETF TRUST II
On behalf of each Series identified on Schedule II attached to the Agreement

By:

Name:

Title:

THE BANK OF NEW YORK MELLON

By:

Name:	Elizabeth Stubenrauch

Title:	Relationship Manager